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                                                                    EXHIBIT 10.4



December 30, 2001



Ted Browne
1888 Emery St. NW
Atlanta, GA  30318

Dear Ted,

         This letter will constitute an agreement ("Agreement") between Ted Browne ("you" or "your") and Scient, Inc. (the "Company") regarding the termination of your employment with the Company.

1. TERMINATION DATE. Your employment with the Company shall terminate December 31, 2001 effective (the "Termination Date"). In addition to resigning as General Counsel of the Company and its subsidiaries, you will also resign as the Corporate Secretary to the Company.

2. PAYMENT. (a) In consideration for the Release contained herein and provided that the Agreement has not been revoked by you prior to that date, the Company shall provide to you a severance amount equivalent to twelve (12) months pay (Payment Period) at your current salary, in settlement of your future wage claims and any other claim. The severance amount shall be divided into twenty-four equal amounts (Final Payment Date) and paid out on the normal pay cycle of Scient. less all federal, state and local taxes and any standard deductions, including medical, dental and vision benefits you have selected. These payments shall be offset by any monies owed to Scient. You understand and agree that you are not eligible for any other bonus or incentive payments up through and including your Termination Date.

                  (b) In addition, to assist you in making the transition, Scient will provide you the following provided you help assist in making an orderly transition and do not violate any of the provisions of this Agreement:

           1. A payment of $125,000.00 less applicable deductions on January 15, 2002.

           2. A grant of 250,000 shares of Scient restricted stock that will be released to you on April 26, 2002. You will be responsible for the taxes on those shares upon release.

                  (c) Per your Employment Agreement you will vest in 50% of your unvested options effective December 31, 2001 and will have 12 months to exercise those options and all other options that were vested but not exercised on December 31, 2001, provided you continue to honor the other aspects of this Agreement.


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3.       RELEASE. In consideration of the terms and provisions of this
         Agreement, you, for yourself and your successors, assigns, heirs, executors and administrators, hereby absolutely, fully, and forever irrevocably and unconditionally release and discharge the Company, its parent corporation, subsidiaries, affiliates, successors and assigns, and the agents, officers, directors, employees, and attorneys of the Company and its parent corporation, subsidiaries, affiliates, successors and assigns from any and all manner of action or actions, cause or causes of action, suits, debts, liabilities, claims, accountings, demands, obligations, damages, reckonings, and liens of every kind, nature and description whatsoever, whether known or unknown, anticipated OR unanticipated, suspected or unsuspected, (the bold portion defined collectively as "Claims") which you have or at any time heretofore had from the beginning of your employment with iXL Corporation now Scient Corporation to the date of this Agreement, including but not limited to any and all Claims arising under common law or statutory law, including any and all administrative Claims, and any and all Claims for breach of any contract, express or implied, breach of any covenant of good faith and fair dealing, express or implied, employment discrimination, sexual harassment, fraud, misrepresentation, defamation, disparagement, any restriction on the right of the Company to terminate employees, any violation of public policy, any violation of constitutional rights, or any violations of federal, state or other governmental statute, regulation, or ordinance, including, without limitation: (a) Title VII of the Civil Rights Act of 1964, 42 U.S.C.ss.ss.2000e et seq. (race, color, religion, sex and national origin discrimination); (b) 42 U.S.C.ss. 1981 of the Civil Rights Act of 1866 (discrimination); (c) the Age Discrimination in Employment Act, 29 U.S.C.ss.ss.621-634 (age discrimination in employment including discrimination against individuals over forty years of age); (d) the Equal Pay Act of 1963, 29 U.S.C.ss. 206 (equal pay); (e) the Americans with Disabilities Act of 1990, 42 U.S.C.ss.12101 et seq. (handicap discrimination); (f) the Consolidated Omnibus Budget Reconciliation Act of 1985, 42 U.S.C.ss.1395 et seq. (insurance matters); (g) the Employment Retirement Income Security Act of 1976, 29 U.S.C.,ss.1001 et seq. (retirement matters); (h) the Fair Labor Standards Act and (i) The New York Whistleblower Law; The New York Human Rights Law; The New York Civil Rights Law; The New York State Wage and Hour Laws; The New York City Administrative Code, Title VIII; The New York Occupational Safety and Health Laws; The New York City Human Rights Law.

4. COVENANT NOT TO SUE. In consideration of the terms and provisions of this Agreement, you, for yourself and your successors, assigns, heirs, executors and administrators, hereby absolutely, fully, and forever irrevocably and unconditionally covenant not to sue or commence any action or proceeding (administrative or otherwise) against the Company, its parent corporation, subsidiaries, affiliates, successors and assigns, and the present or former agents, officers, directors, employees, and attorneys of any of them on any claim, cause of action, or complaint arising in whole or in part from facts occurring before the date of this Agreement.


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5.       ACKNOWLEDGMENTS REGARDING RELEASE. You acknowledge that you understand and agree that this Agreement fully and finally releases and forever resolves the Claims released and discharged in paragraph 3, including those which may be known, unanticipated and/or unsuspected. You acknowledge that you are aware that you may hereafter discover facts in addition to or different from those which you now know or believe to exist with respect to the subject matter of this Agreement, but that your intention is fully, finally and forever to settle, release and discharge all Claims, known or unknown, anticipated or unanticipated, suspected or unsuspected, which now exist, may exist or heretofore have existed. You expressly waive all benefits of any statutes or common law principles, to the extent that such benefits may contravene the provisions of paragraph 3 of this Agreement.

6. COBRA BENEFITS. Your normal Scient benefits will continue during your Payment Period provided you continue to pay your share of the premiums. Upon completion of your Payment Period, you will be eligible for COBRA benefits. Should you decide to continue your benefits under COBRA, you will be fully responsible for the timely payment of premiums for same. If you accept employment during your Payment Period you will be expected to notify the General Manager, Global People, 79 Fifth Avenue, New York, New York 10003, and your Scient benefits coverage will stop when you are eligible for coverage under your new employer's plan

7. CONFIDENTIALITY. You represent and agree that you will keep the amount, substance and terms of this Agreement completely and strictly confidential, and that you will not hereafter disclose any information concerning the amount, substance or terms of this Agreement to any person, except for your attorneys, accountants and your spouse. You may make disclosure of the amount, substance and terms of this Agreement to your attorneys, accountants or spouse provided that such persons agree to be bound by this confidentiality provision. Disclosure also may be made to the extent required by law after reasonable notice to the Company.

8. NO DISPARAGEMENT. Neither the current officers of the Company nor you shall make any statement or engage in any conduct which may tend to disparage or actually disparage the good name and reputation of the other.

9. RETURN OF CONFIDENTIAL INFORMATION, COMPANY COMPUTER PROGRAMS AND OTHER COMPANY PROPERTY. You agree that you will deliver on or prior to the Termination Date to the Company all Company information or other property, which you currently may have in your possession, custody and control including, but not necessarily limited to: all physical property such as cellular telephone, beeper, pager, Palm Pilot or other related computer/electronic equipment, all non-public or proprietary information concerning the Company's business, property or financial affairs or those of its customers or suppliers including, without limitation, any correspondence, memoranda, files, documents, books, records, notes, plans, lists of


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         customers, prospects, prices, technical specifications or methodology
         ("Confidential Information"), Trade Secrets, employment records and history, business plans, financial information, bank account statements and any and all versions or manifestations of any of the foregoing; the Company's proprietary intellectual property and all computer programs, software and computer databases owned or licensed by the Company, including each and every "back-up" reproduction, photocopy, PC diskette, "print-out" and electronic hard copy reproduction thereof; and all other property of the Company or its suppliers, including keys, products, items from inventory, supplies, demonstration and promotional materials, brochures and selling materials, computers and computer equipment. You may retain an IBM PC once the Scient IT department has reviewed it.

10. RESTRICTION ON DISCLOSURE OF CONFIDENTIAL INFORMATION. You agree that you shall not discuss with, or disclose to, any third-party, nor use for your benefit or the benefit of any other person or entity, any Confidential Information, including the contents or existence of any such Confidential Information. You further confirm that you have not retained or provided to others and shall not retain or provide to others any copies, reproductions or means of access (in any form) to any Confidential Information or the Company Computer Programs, and that you have not caused and shall not cause any changes or damage thereto (including the planting of any computer "viruses" therein) or made or make any deletions there from. You acknowledge and agree that any actual or threatened violation of this paragraph will cause the Company irreparable harm that could not be remedied by monetary damages alone, and you hereby consent to the grant of any injunctive relief for violation of this paragraph.

11. COMPELLED DISCLOSURE. In the event that you are requested or required in any forum to disclose any Confidential Information or any information that is the subject of this Agreement, you shall provide the Company with prompt notice of such request or requirement.

12. NO ADMISSIONS. Nothing contained in this Agreement, nor any actions taken by you or the Company in the making or performance of this Agreement, shall be construed as or be deemed to be an admission by any of the parties of any fault, liability, or wrongdoing of any kind whatsoever, it being understood and agreed that all fault, liability and wrongdoing is expressly denied.

13. INDEMNIFICATION/LIABILITY COVERAGE. The Company agrees to continue to indemnify you from any acts, errors or omissions related to any actions you may take on behalf of the Company as a consultant or during the transition of your duties after the date of this Agreement to the same extent that you would have been indemnified as an officer and employee of the Company pursuant to Section 6.8 of the Company's Charter. In addition, the Company agrees to make reasonable best efforts to provide insurance coverage for this continuing obligation.


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14.      INTEGRATION. Except for the Confidential Employment Agreement you
         signed on March 13, 2001, when you joined iXL/Scient, the terms and conditions of which shall remain in full force and effect, and the Indemnification Agreement (and the indemnification obligation in Section 13 above) between you and the Company and its subsidiaries which also shall remain in full force and effect, this Agreement contains and constitutes the entire agreement and understanding between you and the Company concerning the subject matter hereof, and supersedes and replaces all prior discussions and negotiations, proposed agreements or agreements, written or oral, pertaining to such subject matter. You acknowledge that no person has made any promise, representation, or warranty not contained herein to induce you to execute this Agreement and acknowledge that you have not executed this Agreement in reliance on any promise, representation, or warranty not contained herein.

15. INTERPRETATION. This Agreement has been negotiated at arms' length between you and the Company and any rule of law, or any other statute or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it, is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the parties to this Agreement.

16. SEVERABILITY. In the event that any provision of this Agreement should be held to be void, voidable, unlawful, or for any reason unenforceable, the remaining portions hereto shall remain in full force and effect.

17. CHOICE OF LAW. The terms of this Agreement shall be construed and governed in accordance with New York law, without regard to its principles of conflicts of law.

18. ATTORNEYS' FEES. In the event of any dispute between you and the Company regarding an alleged breach, or the meaning or interpretation of this Agreement, the prevailing party in any ensuing litigation shall be entitled to recovery of their legal expenses and costs, including attorneys' fees.

19. PARAGRAPH HEADINGS. The paragraph headings in this Agreement are for convenience of reference only and they are not intended to and shall not in any way (a) enlarge or diminish the rights or obligations created by this Agreement or (b) affect the meaning or construction of this Agreement.

20. KNOWING AND VOLUNTARY EXECUTION OF THIS AGREEMENT. You expressly acknowledge and agree that you are able to read the language, and understand the meaning and effect, of this Agreement, and you have signed this Agreement knowingly and voluntarily.



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         If the foregoing terms and conditions are satisfactory to you, please confirm your approval and acceptance of this Agreement by signing and dating this letter in the space provided below and by returning it to the General Manager, Global People, 79 Fifth Avenue, 5th Floor, New York, New York 10003 no later than January 14, 2002. Please keep a copy of this Agreement for your records.

Sincerely,


/s/ Christopher M. Formant
Christopher Formant
President & CEO
Scient





Signed: /s/ Theodore W. Browne II                             Date:  12/30/01
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                 Ted Browne